Exhibit 10.1

Standstill Agreement

This Standstill Agreement (the “Agreement”) is made as of February 18, 2018, by and among Rite Aid Corporation, a Delaware corporation (the “Company”), Albertsons Companies, Inc., a Delaware corporation (“Parent”), and Cerberus Capital Management, L.P. (“Investor”).

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of February 18, 2018 (the “Merger Agreement”), entered into by and among the Company, Parent, Ranch Acquisition II LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Parent, and Ranch Acquisition Corp., a Delaware corporation and a wholly-owned direct subsidiary of Merger Sub II.  Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.

Section 1.                               Standstill.

1.1                               In consideration of the covenants of Parent set forth in Section 7.20(a), (b), (c) and (d) of the Merger Agreement, except to the extent expressly permitted by the Merger Agreement, Investor agrees that during the Standstill Period (as defined below), neither it nor any of its controlled Affiliates shall, directly or indirectly:

(a)                           purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (including, but not limited to, any voting right or beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any shares of Parent Common Stock or other securities issued by Parent, or any option, forward contract, swap or any other securities convertible into or exchangeable for Parent Common Stock or any rights or options to acquire any such ownership; provided that, notwithstanding the foregoing, Investor and its controlled Affiliates may acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Parent Common Stock provided that such beneficial ownership does not result in ownership of 30% or more of the issued and outstanding shares of Parent Common Stock in the aggregate following such transaction (assuming any stock buy back transaction announced but not yet consummated by the Company has been consummated as of the time of such acquisition);

(b)                           make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect by Investor or any of its controlled Affiliates to (i) the composition of  the Parent Board, Parent’s management (including, without limitation, any change in management of Parent), the policies or affairs of Parent, (ii) any merger, consolidation, acquisition of control, business combination, tender or exchange offer, purchase, sale or transfer of  Parent or its subsidiaries, businesses, assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or other extraordinary transaction (each transaction in this clause (ii), an “Extraordinary Transaction”), or make any private statement or private disclosure regarding any such intent, purpose, plan or proposal that would require Parent to make any public disclosure relating to any such intent, purpose, plan or proposal;

(c)                            engage in any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14 of the Exchange Act) or consents to vote (whether or not any such solicitation relates to the election or removal of directors), or initiate, propose, encourage or otherwise solicit stockholders of Parent for the approval of any stockholder proposals with respect to Parent;

(d)                           enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(e)                            take any action challenging the validity or enforceability of this Section 1 or this Agreement, or request Parent or the Board of Directors of Parent (the “Parent Board”), as applicable, to amend or waive any provision of this Section 1.

1.2                               For purposes of this Agreement, the term “Standstill Period” shall mean the period commencing at the Effective Time and terminating upon the earliest to occur of (a) thirty (30) days following the date that Investor does not have any of its designees on the Parent Board (it being understood that this clause shall be immediately triggered by the delivery by all Investor designees on the Parent Board of notices of immediately effective resignations from the Parent Board, (b) the date on which Investor no longer has the right to appoint (and has not appointed) at least one director to the Parent Board and (c) the date on which Parent materially breaches or takes any action challenging the validity or enforceability of Section 7.20(a), (b), (c) or (d) of the Merger Agreement.

1.3                               The terms of this Agreement shall not limit, restrict or impair Investor’s or its Affiliates ability to directly or indirectly (a) propose, commit on, participate in and/or make a loan or other debt financing to Parent or any of its subsidiaries, (b) propose, commit on, participate in and/or provide debt financing to a prospective buyer regarding Parent or any of its subsidiaries or assets in a negotiated transaction with Parent, finance a third party’s effort to make a loan or other debt financing to Parent or any of its subsidiaries in a negotiated transaction with Parent or any of its subsidiaries, (c) participate in any process approved, conducted or initiated by Parent pursuant to which any of the businesses or assets of Parent or any of its subsidiaries are proposed to be sold or otherwise disposed of, in each case in accordance with the parameters of such process, (d) submit a proposal to the Parent Board of Directors relating to the acquisition of all or substantially all of Parent and its subsidiaries if Parent has entered into a definitive agreement with respect to the sale of all or substantially all of Parent and its subsidiaries or (e) purchase debt of Parent or its subsidiaries in secondary market transactions; provided that in the case of clauses (a), (b), and (e), references to debt shall be limited to no more than 30% of any debt financing or offering.  The term “debt” as used in this paragraph shall include, without limitation, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities, but shall not include any debt convertible or exchangeable for equity.

1.4                               For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Section 1 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (a) the Investor or its Affiliates from communicating, on a confidential basis, with its attorneys, accountants or financial advisors; (b) the Investor or its Affiliates from (i) bringing litigation to enforce the provisions of this Agreement or the Merger Agreement or (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Parent against Investor with respect to this Agreement or the Merger Agreement; (c) Investor or its Affiliates from selling or tendering any shares of the Company or Parent, or (d) prevent any designee of Investor on the Parent Board for taking any action consistent with such designee’s fiduciary duties under applicable law in connection with such role.

1.5                               From and after the date of this Agreement and until the Effective Time, neither Investor nor any of its controlled Affiliates shall directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (including, but not limited to, any voting right or beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any shares of Parent Common Stock or Company Common Stock or other securities or debt issued by Parent or Company, or any option, forward contract, swap or any other securities convertible into or exchangeable for Parent Common Stock or Company Common Stock or any rights or options to acquire any such ownership; provided that, notwithstanding the foregoing, Investor and its controlled Affiliates may acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Parent Common Stock or Company Common Stock provided that such beneficial ownership does not result in ownership of 30% or more of the issued and outstanding shares of Parent Common Stock at Effective Time (assuming for the purpose of such calculation that the Effective Time occurred immediately after such acquisition).

1.6                               As used in this Agreement, the terms “Affiliate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.  Reference to “controlled affiliates” of Cerberus include, without limitation, Cerberus Iceberg LLC.

Section 2.                               Confidentiality.

2.1                               Nothing in this Agreement shall prohibit any party hereto from (i) making any statement or disclosure required under the federal securities laws or other applicable laws or the rules of the New York Stock Exchange; provided, however, that such party shall to the extent feasible and permitted provide written notice to the other parties hereto  reasonably in advance making any such statement or disclosure required by the federal securities laws or other applicable laws or the rules of the New York Stock Exchange that would otherwise be prohibited by the provisions of this Section 2, and reasonably consider any comments of such other parties; (ii) communicating, on a confidential basis, with attorneys, accountants, or financial advisors or as otherwise required by law; (iii) communicating privately with their investors or potential investors in a manner that (A) is consistent with ordinary course communications with their investors or potential investors, (B) instructs the recipient that the communications are to be maintained in confidence and are not permitted to be disseminated publicly and (C) does not otherwise violate any applicable laws; and (iv) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor, the Company or Parent, as the case may be (subject to providing reasonable advance notice to the other parties hereto where possible, and reasonably considering any comments of such other parties).

Section 3.                               Termination.  The obligations of the parties hereto shall terminate automatically and immediately upon the earlier of (i) the end of the Standstill Period and (ii) five (5) years from the date of this Agreement.

Section 4.                               Modification or Amendment.  Subject to the provisions of applicable Law, the parties may modify, amend or supplement this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective parties.

Section 5.                               Waiver.  Any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties and (b) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 6.                               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by email (with affirmative confirmation of receipt by the receiving party), by registered or certified mail (with postage prepaid, return receipt requested) or by a nationally recognized courier service (with signed confirmation of receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to the Company:

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Attention: James J. Comitale

Facsimile: (717) 760-7867

Email: jcomitale@riteaid.com

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Paul T. Schnell
Marie L. Gibson
Facsimile:  (212) 735-2000
Email:  paul.schnell@skadden.com
marie.gibson@skadden.com

(b)                                 if to Parent:

Albertsons Companies, Inc.

250 Parkcenter Boulevard

Boise, ID 83706

Attention: Robert A. Gordon

Facsimile: (208) 395-6575

Email: robert.gordon@Albertsons.com

with an additional copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:  Stuart D. Freedman
Michael Gilligan
Facsimile:  (212) 593-5955
Email:  stuart.freedman@srz.com
michael.gilligan@srz.com

(c)                            if to Investor:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

Facsimile:  [*]

Email:  [*]

[*]

[*]

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by nationally recognized courier service for next Business Day delivery, or (iii) the Business Day received, if sent by facsimile, email or registered or certified mail (provided that any notice received by facsimile transmission, email or registered or certified mail at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

Section 7.                               Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.          Entire Agreement; Assignment.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any assignment without such consent shall be null and void.

Section 9.          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.        Governing Law.  This Agreement, and any Proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the legal relationship of the parties hereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 11.        Headings.  The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, email in “portable documentation format” (“.pdf”) form, or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.        Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that prior to the valid termination of this Agreement in accordance with Section 3, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 14.        Jurisdiction.  Each of the parties irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 6.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 14, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each party agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 15.        WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 16.        Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  Unless the context otherwise requires, the word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement.  Any reference in this Agreement to gender shall include all genders and the neuter.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RITE AID CORPORATION

By:	/s/ James J. Comitale
	Name:	James J. Comitale
	Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Standstill Agreement]

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert G. Miller
	Name:	Robert G. Miller
	Title:	Chairman and Chief Executive Officer

[Signature Page to Standstill Agreement]

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Alexander D. Benjamin
	Name:	Alexander D. Benjamin
	Title:	Senior Managing Director and General Counsel

[Signature Page to Standstill Agreement]